UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Inari Medical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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INARI MEDICAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2021

April 16, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 annual meeting of the stockholders (the “Annual Meeting”) of Inari Medical, Inc., a Delaware corporation (“we,” “us,” “Inari” or the “Company”). The Annual Meeting will be held in a virtual meeting format on Thursday, May 27, 2021 at 8:00 a.m. (Pacific Time) for the following purposes:

1.

To elect the three nominees for Class I director to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified. The nominees for election are Donald Milder, Geoff Pardo and William Hoffman;

2.	To ratify the selection of BDO USA, LLP as the independent registered public accounting firm for Inari for the fiscal year ending December 31, 2021; and

3.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.

The record date for the Annual Meeting is March 31, 2021 (the “Record Date”). Only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting or any adjournment thereof.

The 2021 Annual Meeting will be held in a virtual meeting format only, via the internet, with no physical in-person meeting. Stockholders will be able to attend, vote and submit questions via the internet similar to attendance at an in-person meeting. You are cordially invited to attend. If you plan to participate in the virtual Annual Meeting, please see the Questions and Answers section below for further information.

If you have any questions or need assistance in voting your shares, please write to Inari Investor Relations at IR@inarimedical.com.

By Order of the Board of Directors

Angela Ahmad

General Counsel & Secretary

Irvine, California

YOUR VOTE IS IMPORTANT! ALL STOCKHOLDERS ARE CORDIALLY INVITED TO

VIRTUALLY ATTEND THE ANNUAL MEETING.

Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy card, or vote over the internet or telephone as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote at the Annual Meeting. Please note however that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you may be required to obtain a legal proxy issued in your name from that record holder in order to be entitled to vote at the Annual Meeting. Please follow the instructions provided by your broker, bank or other nominee.

i

Inari Medical, Inc.

9 Parker, Suite 100

Irvine, CA 92618

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 27, 2021

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to “Notice and Access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record. Brokers and other nominees will be sending a similar Notice to all beneficial owners of stock who hold their shares through such broker or nominee. All record and beneficial stockholders will have the ability to access the proxy materials on the website referred to in the Notice free of charge or request to receive a printed set of the proxy materials for the Annual Meeting. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We expect that this Proxy Statement and the Notice will be mailed to stockholders on or about April 16, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on

May 27, 2021 at 8:00 a.m. (Pacific Time)

via the internet please visit www.proxydocs.com/NARI for more details

The Proxy Statement and 2020 annual report on form 10-K are available at: www.proxydocs.com/NARI.

How do I attend the Annual Meeting?

The 2021 annual meeting of stockholders (the “Annual Meeting”) will be held on Thursday, May 27, 2021 at 8:00 a.m. (Pacific Time) in a virtual meeting format. You will not be able to attend the Annual Meeting in person. At our virtual Annual Meeting, stockholders will be able to attend, vote and submit questions via the internet. In order to attend, you must register in advance at www.proxydocs.com/NARI prior to the registration deadline of May 26, 2021 at 5:00 p.m. (Eastern Time). Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting and will permit you to submit questions. Your control number is provided in the Notice or proxy card mailed to you.

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described in these proxy materials.

Information on how to vote at the Annual Meeting is discussed below. If you plan to attend the Annual Meeting, please note that attendance will be limited to record and beneficial stockholders as of the Record Date who have properly registered. To log in and register, stockholders (or their authorized representatives) will need the control number provided on their proxy card or Notice.

Can I ask questions at the virtual Annual Meeting?

Stockholders as of our Record Date who attend and participate in our virtual Annual Meeting will have an opportunity to submit questions via the internet during a designated portion of the Annual Meeting. These stockholders may also submit a question in advance of the Annual Meeting by registering at www.proxydocs.com/NARI prior to the registration deadline of 5:00 p.m. Eastern Time on May 26, 2021. In both cases, stockholders must have available their control number provided on their proxy card or Notice. Stockholders will be limited to no more than two questions per person.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date of March 31, 2021, will be entitled to vote at the Annual Meeting. On the Record Date, there were 49,582,585 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on March 31, 2021, your shares were registered directly in your name with Inari’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below (see “How do I vote?”) or, if applicable, complete, date, sign and return the proxy card mailed to you to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee, and Plan Shares

If, on March 31, 2021, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being sent to you by the organization that holds your account. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. The deadline for submitting your voting instructions to your broker, bank or other nominee is listed on the Notice sent to you. You are also invited to attend the Annual Meeting. If you want to attend the Annual Meeting, you must register in advance at www.proxydocs.com/NARI. If you want to vote in person virtually at the Annual Meeting, as part of the registration you may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

If you hold shares in any employee stock purchase plan or other equity plan of the Company (the “Plans”), then your proxy card, when signed and returned, or your telephone or internet proxy, will constitute voting instructions given to the trustee or Plan administrator for your shares held in the Plans. Shares in each of the Plans for which voting instructions are not received by 11:59 p.m. (Eastern Time) on May 24, 2021, or if no choice is specified, will be voted by an independent fiduciary.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three Class I directors to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified; and

•	Ratification of the selection of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2021.

What if another matter is properly brought before the Annual Meeting?

The Board of Directors of the Company (the “Board” or the “Board of Directors”) knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares for which you grant your proxy on those matters in accordance with their best judgment.

What is the Board’s voting recommendation?

The Board recommends that you vote your shares:

•	“For” the election of all three nominees for director; and

•	“For” the ratification of the selection of BDO as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2021.

How do I vote?

With regard to the election of directors, you may either vote “For” the nominees or you may “Withhold” your vote for the nominees you specify. For any other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other nominee:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card provided by us. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote even if you have already voted by proxy. Voting at the Annual Meeting will have the effect of revoking your previously submitted proxy (see “Can I change my vote after submitting my proxy?” below).

By Internet	If you received the Notice or a printed copy of the Proxy Materials, follow the instructions in the Notice or on the proxy card.

By Telephone	If you received the Notice or a printed copy of the Proxy Materials, follow the instructions in the Notice or on the proxy card.

By Mail	If you received a printed copy of the Proxy Materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.

In Person (Virtual)	You may also vote in person virtually by attending the Annual Meeting through www.proxydocs.com/NARI. To attend the Annual Meeting and vote your shares, you must register for the Annual Meeting by using the control number located on your Notice or proxy card.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If you hold your shares through a broker, bank or other nominee (that is, in street name), you will receive a Notice from your broker, bank or nominee that include instructions that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting. If you want to vote in person virtually at the Annual Meeting, you must register in advance at www.proxydocs.com/NARI. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 31, 2021, the Record Date.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card, or otherwise vote, without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for Class I director and “For” the ratification of BDO as the Company’s independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Will my vote be kept confidential?

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways on or before the close of voting for the Annual Meeting:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent timely proxy by telephone or through the internet.

•

You may send a timely written notice that you are revoking your proxy to Inari’s Secretary at 9 Parker, Suite 100, Irvine, CA 92618; provided, however, if you intend to revoke your proxy by providing such written notice, we advise that you also send a copy via email to IR@inarimedical.com.

•	You may attend and vote at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted, so long as it is provided within the applicable deadline. If your shares are held by your broker, banker or other nominee, you should follow the instructions provided by your broker, bank or other nominee to change your vote or revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count votes “For,” votes to “Withhold” and broker non-votes for the proposal to elect directors and, with respect to other proposal, votes “For,” votes “Against,” votes to “Abstain” and broker non-votes (if applicable).

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on “non-routine” proposals. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine” under applicable rules but cannot vote the shares with respect to “non-routine” matters. On non-routine proposals, any “uninstructed shares” may not be voted by the broker, bank or nominee and are considered to be “broker non-votes.” Only the proposal to ratify the selection of our independent registered public accounting firm is considered a “routine” matter for this purpose and brokers, banks or other nominees generally have discretionary voting power with respect to such proposal. Brokers, banks and other nominees do not have authority to vote on the election of directors without voting instruction from the beneficial owner. Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

How many votes are needed to approve each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed?
No. 1. Election of Directors – Three Nominees	Plurality	No
No. 2. Ratification of the Selection BDO as the Company’s Independent Registered Public Accounting Firm	Majority Cast	Yes

A “Plurality,” with regard to the election of directors, means that the three nominees who receive the most “For” votes cast by the holders of shares either present at the Annual Meeting or represented by proxy will be elected to our Board. A “Majority Cast,” with regard to the ratification of the selection of our independent registered public accounting firm, means that a majority of the votes cast on the proposal are voted “For” the proposal.

Accordingly:

•

Proposal No. 1: For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote on Proposal No. 1 will be elected as Class I directors to hold office until the 2024 annual meeting of stockholders and until a successor is duly elected and qualified. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•

Proposal No. 2: To be approved, a majority of the total votes cast on Proposal No. 2 must be voted “For” the ratification of the selection of BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Abstentions and broker non-votes will not be considered votes cast on Proposal No. 2; however, the ratification of the selection of BDO is a matter on which a broker, bank or other nominee has discretionary voting authority, and thus, we do not expect any broker non-votes with respect to Proposal No. 2.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid stockholder meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present or represented by proxy at the Annual Meeting. On the Record Date, there were 49,582,585 shares outstanding and entitled to vote. Thus, the holders of at least 24,791,293 shares must be present or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy by mail, over the phone or through the internet (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the Annual Meeting. Abstentions, votes to “Withhold” and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then either the chair of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the meeting to another date. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than 30 days, or if after that adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting shall be given to each stockholder of record entitled to vote at the adjourned Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.

Who is paying for this proxy solicitation?

The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting. Accordingly, the Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees of the Company will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.

How can I access the list of stockholders entitled to vote at the Annual Meeting?

A complete list of stockholders of record on the Record Date will be available by request to IR@inarimedical.com for examination at our corporate offices by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting. To access the list during the Annual Meeting, please follow instructions you receive via email after your successful registration.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

When are stockholder proposals for inclusion in our Proxy Statement for next year’s annual meeting due?

Stockholders wishing to present proposals for inclusion in our Proxy Statement for the 2022 annual meeting of stockholders (the “2022 Annual Meeting”) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit their proposals so that they are received by us at our principal executive offices no later than December 17, 2021. Proposals should be sent to our Secretary at 9 Parker, Suite 100, Irvine, CA 92618.

When are other proposals and stockholder nominations for next year’s annual meeting due?

With respect to proposals and nominations not to be included in our Proxy Statement pursuant to Rule 14a-8 of the Exchange Act, our Amended and Restated Bylaws (our “Bylaws”) provide that stockholders who wish to nominate a director or propose other business to be brought before the stockholders at an annual meeting of stockholders must notify our Secretary by a written notice, which notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding year’s annual meeting of stockholders.

Stockholders wishing to present nominations for director or proposals for consideration at the 2022 Annual Meeting under these provisions of our Bylaws must submit their nominations or proposals so that they are received at our principal executive offices not earlier than January 27, 2022 and not later than February 26, 2022 in order to be considered. In the event that the 2022 Annual Meeting is to be held on a date that is not within 30 days before or 60 days after the one-year anniversary of the Annual Meeting, then a stockholder’s notice must be received by the Secretary no earlier than 90 days prior to such annual meeting and no later than the tenth day following the day on which we make a public announcement of the date of the 2022 Annual Meeting.

Nominations or proposals should be sent in writing to our Secretary at 9 Parker, Suite 100, Irvine, CA 92618. A stockholder’s notice to nominate a director or bring any other business before the Annual Meeting or the 2022 Annual Meeting must set forth certain information, which is specified in our Bylaws.

If you have any questions or need assistance in voting your shares, please write to Inari Investor Relations at IR@inarimedical.com.

EMERGING GROWTH COMPANY EXPLANATORY NOTE

We completed our initial public offering in May 2020. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies but not to “emerging growth companies,” including, but not limited to:

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company until the last day of the fiscal year following May 22, 2025, the fifth anniversary of the closing of our initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would require, among other things, that we have been a public company for at least twelve months and would occur at the end of the fiscal year during which the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Under Section 107(b) of the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Because we have elected to take advantage of certain reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Company’s Board of Directors is presently comprised of seven members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve from the time of their election until the third annual meeting of stockholders following their election and until their successor is duly elected and qualified. Class I directors consist of Donald Milder, Geoff Pardo and William Hoffman; Class II directors consist of Kirk Nielsen and Catherine Szyman; and Class III directors consist of Jonathan Root, M.D. and Cynthia Lucchese.

The nominating and corporate governance committee of the Board has recommended, and the Board has approved, the nomination of our Class I directors, Messrs. Milder, Pardo and Hoffman, for re-election for three-year terms expiring at the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each of Messrs. Milder, Pardo and Hoffman is currently a director of the Company.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by nominating and corporate governance committee and approved by the Board. We have no reason to believe that any nominee named will be unable to serve if elected.

Nominees for Director and Continuing Directors

The names and ages of the nominees and continuing directors, and their length of service with the Company and Board committee memberships are set forth in the table below.

Name	Age	Director Since	Class Current Term Expires	Independent	AC	CC	NCG
Nominees

Donald Milder*	67	September 2011	Class I 2021 Annual Meeting	Yes	—	M	—

Geoff Pardo	49	March 2018	Class I 2021 Annual Meeting	Yes	M	—	—

William Hoffman	53	February 2015	Class I 2021 Annual Meeting	No	—	—	—

Continuing Directors

Kirk Nielsen	47	September 2011	Class II 2022 Annual Meeting	Yes	—	M	C

Catherine Szyman	54	November 2019	Class II 2022 Annual Meeting	Yes	M	—	—

Jonathan Root, M.D.	61	September 2011	Class III 2023 Annual Meeting	Yes	—	C	M

Cynthia Lucchese	60	November 2019	Class III 2023 Annual Meeting	Yes	F, C	—	M

*: Chairman of the Board     F: Financial Expert             M: Member            C: Committee Chair

AC: Audit Committee    NCG: Nominating & Corporate Governance Committee  CC:  Compensation Committee

A brief biography of each nominee and each continuing director is set forth below, which includes information, as of the Record Date, regarding specific and particular experience, qualifications, attributes or skills of each nominee that led the nominating and corporate governance committee and the Board to believe that the director should serve on the Board:

Director Nominees

Donald Milder has served as a member of our Board since September 2011 and as Chair of our Board since December 2019. In 1999, Mr. Milder co-founded Versant Venture Management, LLC, or Versant, where he has been a Managing Director since its inception. Versant is a venture capital firm that invests in medical devices, biotechnology, life science, pharmaceuticals and healthcare sectors. Previously, Mr. Milder was a Managing Director with CPVP Management LP from August 1989 to November 1999, where he was responsible for their healthcare investments. Prior to this, Mr. Milder was the Chief Executive Officer of Infusion Systems Corporation from 1984 to 1989. He currently serves as a board member for several private companies and a charitable foundation. Mr. Milder received a B.A. from Union College and an M.B.A. from Harvard Business School.

We believe Mr. Milder is qualified to serve as the Chair of our Board due to his extensive experience as a venture capital investor and member of the board of multiple medical device companies.

Geoff Pardo has served as a member of our Board since March 2018. Mr. Pardo has served as a partner at Gilde Healthcare since 2011. Previously, he was a partner at Spray Venture Partners from 2004 to 2011. He also served as President and Chief Executive Officer of Facet Solutions, a spinal implant company focused on treating lumbar spinal stenosis, from 2007 until the company was sold to Globus Medical in 2011. He has also worked at Cardinal Partners as an Associate leading their investing activity in the medical device sector from 2001 to 2004. He currently serves as a board member of Eargo, Inc., a public company manufacturer of medical devices to address hearing loss., and on several private company boards in the healthcare industry. Mr. Pardo received a B.A. from Brown University and an M.B.A. from The Wharton School of Business.

We believe Mr. Pardo’s experience leading and managing a medical technology company, as well as his healthcare industry knowledge and his experience serving on the board of directors of other companies, qualified him to serve on our Board.

William Hoffman has served as our Chief Executive Officer and President and as a member of our Board since February 2015. Mr. Hoffman previously served as Chief Executive Officer at Visualase, Inc., a private company focusing on MRI-guided lasers, from May 2008 until its acquisition by Medtronic PLC, or Medtronic, in July 2014. Prior to this, Mr. Hoffman was the Chief Operating Officer of Rubicor Medical, Inc., a private company focusing on minimally invasive breast biopsy and lumpectomy technology, from April 2006 to November 2007. From July 2003 to February 2006, Mr. Hoffman served as Director of Sales and then the Vice President of Sales at FoxHollow Technologies, Inc, a private company that makes medical devices used to treat peripheral artery disease. Mr. Hoffman received a B.A. from Dickinson College.

We believe Mr. Hoffman’s extensive management experience in the medical device industry, and his understanding of our business, operations and strategy qualify him to serve as our Chief Executive Officer and on our Board.

Continuing Directors

Kirk Nielsen has served as a member of our Board since September 2011. Mr. Nielsen has been a Managing Partner at Vensana Capital, a medtech-focused investment firm, since January 2019, and a Managing Director of Versant Ventures, a healthcare-focused venture capital firm, since January 2011. He currently serves as a board member for several private companies in the healthcare industry. Mr. Nielsen received an A.B. from Harvard College and an M.B.A. from Harvard Business School.

We believe Mr. Nielsen is qualified to serve on our Board due to his extensive management experience serving on the board of several medical technology companies.

Catherine Szyman has served as a member of our Board since November 2019. Since January 2015, Ms. Szyman has been the Corporate Vice President of Critical Care at Edwards Lifesciences Corp., a public company specializing in artificial heart valves and hemodynamic monitoring. Prior to this, Ms. Szyman worked at Medtronic from August 1991 to December 2014, where she held a number of roles, including President of Global Diabetes, Vice President of Corporate Strategy and Business Developments, Vice President and General Manager for the endovascular business and Vice President of Finance for the vascular business. Ms. Szyman currently serves on the board of directors of Endotronix, Inc., a private medical device company, Opus College of Business at the University of St. Thomas and the American Heart Association, a non-profit organization that funds cardiovascular medical research. Ms. Szyman has a B.A. from University of St. Thomas and an M.B.A. from Harvard Business School.

We believe Ms. Szyman is qualified to serve on our Board because of her extensive leadership experience and knowledge of medical device companies.

Jonathan Root, M.D. has served as a member of our Board since September 2011. Dr. Root has served as the Managing Member of Presidio Management Group X, LLC and several U.S. Venture Partners’ funds, which are the general partners of various other venture capital funds, since 1998. Dr. Root currently serves on the board of directors of two public companies – Silverback Therapeutics, Inc., a clinical stage biopharmaceutical company focused on treating cancer, chronic viral infections and other serious diseases, and Edgewise Therapeutics, Inc., a clinical stage biopharmaceutical company focused on treating severe, rare muscle disorders. Additionally, Dr. Root currently serves on the board of directors for several private companies in the healthcare industry. Dr. Root received an A.B. from Dartmouth College, an M.D. from University of Florida, College of Medicine and an M.B.A. from Columbia Business School.

We believe Dr. Root’s medical, management and directorship experience in the healthcare industry qualified him to serve on our Board.

Cynthia Lucchese has served as a member of our Board since November 2019. Since November 2020, Ms. Lucchese has been Chief Strategy Officer of Penske Entertainment Corp., a privately held company which owns and operates the Indianapolis Motor Speedway, INDYCAR racing league and IMS Productions. From November 2015 through October 2020, Ms. Lucchese served as Chief Administrative Officer and Chief Financial Officer of Penske Entertainment Corp. Prior to this she was the Senior Vice President and Chief Financial Officer of Hillenbrand, Inc., a public company with multiple brands that serve a range of industries across the globe, from January 2008 until March 2014. Ms. Lucchese has experience with medical device and life sciences companies, including Guidant, Thoratec and Eli Lilly. Ms. Lucchese currently serves on the board of two public companies. Since July 2014, she has been a board member and serves as chair of the audit committee and a member of the nominating and corporate governance committee of Intersect ENT, Inc., a publicly traded medical device company. Additionally, Ms. Lucchese has been a board member of Hanger, Inc., a public company that delivers orthotic and prosthetic products and patient care, since May 2015. Ms. Lucchese became a member of Hanger’s audit committee in November 2017 and previously was a member of the compensation committee. Ms. Lucchese is also a board member and audit committee chair for BVI International, Inc., a privately owned global ophthalmic device company. Ms. Lucchese has a B.S. in accounting and an M.B.A. from Indiana University, Kelley School of Business.

We believe Ms. Lucchese is qualified to serve on our Board because of her extensive experience in accounting, finance, and business strategy, serving as a board member of public companies, and in the medical device industry.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH OF THE THREE NAMED NOMINEES.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of the Board and our Code of Ethics and Conduct, described below, can be found in the Governance section of the Investor Relations section of our website at www.inarimedical.com. Alternatively, you can request a copy of any of these documents free of charge by writing to: Angela Ahmad, General Counsel & Secretary, c/o Inari Medical, Inc., 9 Parker, Suite 100, Irvine, CA 92618. Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

BOARD COMPOSITION

Our Board of Directors currently consists of seven members. In accordance with our Restated Certificate of Incorporation and our Bylaws, our directors are divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, our directors will be elected to succeed the class of directors whose terms have expired. Our current directors are divided among the three classes as follows:

•	Class I directors consist of Donald Milder, Geoff Pardo and William Hoffman, whose terms expire at the Annual Meeting;

•	Class II directors consist of Kirk Nielsen and Catherine Szyman, whose terms expire at the 2022 annual meeting of stockholders; and

•	Class III directors consist of Jonathan Root, M.D. and Cynthia Lucchese, whose terms expire at the 2023 annual meeting of stockholders.

Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation or removal.

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Board has affirmatively determined that all of the nominees and continuing directors, other than Mr. Hoffman, are independent directors within the meaning of the applicable Nasdaq listing standards and relevant securities and other laws, rules and regulations regarding the definition of “independent” (the “Independent Directors”). In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and any transactions involving them described in the section titled “Certain Relationships and Related Party Transactions”. There are no family relationships between any director and any of our executive officers.

BOARD LEADERSHIP STRUCTURE

The Board believes that it is important to retain the flexibility to allocate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer in any manner that it determines to be in the best interests of the Company at any point in time.

The Board reviews its leadership structure periodically as part of its annual self-assessment process. In addition, the Board continues to monitor developments in corporate governance as well as the approaches our peers undertake. The Board believes that the current Board leadership structure, with Mr. Milder serving as our Chair and Mr. Hoffman serving as our Chief Executive Officer, provides effective independent oversight of management. Our Independent Directors bring experience, oversight and expertise from outside of our Company, while Mr. Hoffman brings Company-specific experience, expertise and leadership.

The Board does not have a lead Independent Director since our Chair is independent. Our Corporate Governance Guidelines provide that our Independent Directors meet in executive session without non-Independent Directors or management present on a regularly scheduled basis, but no less than twice per year. The Board, including each of its committees, also has complete and open access to any member of the Company’s management and the authority to retain independent advisors as the Board or such committee deems appropriate. In addition, all members of the audit committee, the nominating and corporate governance committee and the compensation committee are Independent Directors, and the committee chairs have authority to hold executive sessions without management and non-Independent Directors present.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our Board and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through discussions from committee members about such risks.

MEETINGS OF THE BOARD OF DIRECTORS

The Board oversees our business. It establishes overall policies and standards and reviews the performance of management. During the fiscal year ended December 31, 2020, the Board held five meetings following our initial public offering in May 2020. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which they served held during the period for which they were a director or committee member. The Company’s directors are encouraged to attend our annual meetings of stockholders, but we do not currently have a policy relating to director attendance. We did not hold a 2020 annual meeting of stockholders because we were not a publicly traded company prior to May 2020.

Our Independent Directors meet from time to time in executive session.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has a number of committees that perform certain functions for the Board. The current standing committees of the Board are the audit committee, the compensation committee and the nominating and corporate governance committee. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process and assists our Board in its oversight of (i) the integrity of our financial statements, (ii) our risk assessment and risk management program, (iii) the performance of our independent auditor and (iv) the design and implementation of our internal audit function and internal controls. Our audit committee operates under a written charter and is responsible for, among other things:

•

appointing, compensating, retaining and overseeing the work of our independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•	discussing with our independent auditor any audit problems or difficulties and management’s response;

•

pre-approving all audit and non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the audit committee or exempt from such requirement under the rules of the SEC);

•	reviewing and discussing our annual and quarterly financial statements with management and our independent auditor; and

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Our audit committee consists of Mses. Lucchese and Szyman and Mr. Pardo, with Ms. Lucchese serving as chair. Our Board has affirmatively determined that Ms. Lucchese, Ms. Szyman and Mr. Pardo meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. In addition, our Board has determined that Ms. Lucchese is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act. Each member of our audit committee is financially literate.

During 2020, the audit committee met two times following our initial public offering in May 2020.

Compensation Committee

Our compensation committee oversees our compensation policies, plans and benefits programs. Our compensation committee operates under a written charter and is responsible for, among other things:

•

reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting compensation;

•	reviewing and setting or making recommendations to our Board regarding the compensation of our other executive officers;

•	reviewing and making recommendations to our Board regarding director compensation;

•	reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans and arrangements; and

•	Appointing, compensating and overseeing any compensation consultants.

Our compensation committee consists of Messrs. Milder and Nielsen and Dr. Root, with Dr. Root serving as chair. The composition of our compensation committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of this committee is a non-employee director, as defined in Section 16b-3 of the Exchange Act.

Compensation Committee Processes and Procedures

The implementation of our compensation philosophy is carried out under the supervision of the compensation committee. The compensation committee charter requires that the compensation committee meet as often as it determines is appropriate to carry out its responsibilities under the charter. The agenda for each meeting is usually developed by the chair of the compensation committee, in consultation with other compensation committee members, management and the compensation committee’s independent advisors. The compensation committee also meets regularly in executive session. Our President and Chief Executive Officer, our Chief Financial Officer and our General Counsel, in addition to the compensation committee’s independent advisors, may attend portions of the compensation committee meetings for the purpose of providing analysis and information to assist management with their recommendations on various compensation matters. Management does not participate in the executive sessions of the compensation committee.

In 2020, the compensation committee engaged Compensia, Inc. (“Compensia”) as an independent advisor to the compensation committee. Compensia conducted an analysis and provided advice on, among other things, the appropriate equity compensation for our executive officers, including our Chief Executive Officer and Chief Financial Officer. Compensia reported directly to the compensation committee, which retained sole authority to direct the work of and engage Compensia. As part of its analysis, Compensia collected and analyzed compensation information from a peer group of comparable public companies and reported to the compensation committee. The compensation committee considered this report when making its determinations regarding executive compensation in 2020, as detailed below in the section titled “Executive Compensation.”

The compensation committee, taking into account the various factors prescribed by Nasdaq regarding the independence of compensation consultants, has confirmed the independence of Compensia as a compensation advisor and determined that retaining Compensia does not result in any conflict of interest.

During 2020, the compensation committee met one time following our initial public offering in May 2020.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee oversees and assists our Board in reviewing and recommending nominees for election as directors. Our nominating and corporate governance committee operates under a written charter and is responsible for, among other things:

•	identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;

•	recommending to our Board the nominees for election to our Board at annual meetings of our stockholders;

•	overseeing the self-evaluations of our Board and management; and

•	developing and recommending to our Board any proposed changes to our corporate governance guidelines and principles.

Our nominating and corporate governance committee consists of Mr. Nielsen, Dr. Root and Ms. Lucchese, with Mr. Nielsen serving as chair. The composition of our nominating, governance, and corporate responsibility committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations.

During 2020, the nominating and corporate governance committee met one time since our May 2020 initial public offering.

Procedures of the Nominating and Corporate Governance Committee

In connection with nominating directors for re-election at the Annual Meeting and periodically throughout the year, the nominating and corporate governance committee considers the composition of the Board and each committee of the Board to evaluate its effectiveness and whether changes should be considered to either the Board or any of the committees. In support of this process, the Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of our Company. The Board considers the following factors and qualifications, without limitation:

•	the appropriate size and the diversity of the Board;

•	the needs of the Board with respect to the particular talents and experience of its directors;

•

the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with domestic and international business matters;

•	familiarity and experience with legal and regulatory requirements; and

•	experience with accounting rules and practices.

Pursuant to the nominating and corporate governance committee charter, the nominating and corporate governance committee periodically reviews the composition of the Board in light of then current challenges and needs of the Board and the Company and determines whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, skills, background and experience. Although the nominating and corporate governance committee does not have a formal policy regarding diversity on the Board, the nominating and corporate governance committee is sensitive to the importance of nominating persons with different perspectives, backgrounds and experience to enhance the deliberation and decision-making processes of the Board. The nominating and corporate governance committee also considers applicable laws and regulations, such as recently enacted legislation in California which requires exchange-listed companies headquartered in California with boards with six or more members to have a minimum of three women directors and at least one director from an “underrepresented community” by December 31, 2021. We have two women directors and the nominating and corporate governance committee has commenced the process of identifying potential additional qualified Board members.

Once the nominating and corporate governance committee and the Board determine that it is appropriate to add a new director, either as a replacement or as a new position, the nominating and corporate governance committee uses a flexible set of procedures in selecting individual director candidates. This flexibility allows the nominating and corporate governance committee to adjust the process to best satisfy the objectives it is attempting to accomplish in any director search. The first step in the general process is to identify the type of candidate the nominating and corporate governance committee may desire for a particular opening, including establishing the specific target skill areas, experiences and backgrounds that are to be the focus of a director search. The nominating and corporate governance committee may consider candidates recommended by management, by members of the nominating and corporate governance committee, by the Board, by stockholders or by a third party it may engage to conduct a search for possible candidates.

Once candidates are identified, the nominating and corporate governance committee conducts an evaluation of qualified candidates. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. In identifying and evaluating potential nominees to serve as directors, the nominating and corporate governance committee will examine each nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate.

If the nominating and corporate governance committee determines that a candidate should be nominated as a candidate for election to the Board, the candidate’s nomination is then recommended to the Board, and the directors may in turn conduct their own review to the extent they deem appropriate. When the Board has agreed upon a candidate, such candidate is recommended to the stockholders for election at an annual meeting of stockholders or appointed as a director by a vote of the Board as appropriate.

All of the current Class I directors have been recommended by the nominating and corporate governance committee to the Board for reelection as our directors at the Annual Meeting, and the Board has approved such recommendations.

Stockholders who wish to recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates may submit the names of the recommended individuals, together with appropriate biographical information and background materials, to the nominating and corporate governance committee, c/o Secretary, 9 Parker, Suite 100, Irvine, CA 92618. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our relationship with our stockholders is an important part of our corporate governance program. Engaging with our stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our conference calls for quarterly earnings releases are open to all. These calls are available in real time and as archived webcasts on our website for a period of time.

The Board has adopted a process for stockholders and others to send communications to the Board or any director. All such communications should be sent by mail addressed to the Board or any particular director at 9 Parker, Suite 100, Irvine, CA 92618, c/o Angela Ahmad, General Counsel & Secretary. All appropriate communications received by Ms. Ahmad will be sent directly to the Board or to the particular director.

CODE OF ETHICS AND CONDUCT

Our Board of Directors has adopted a code of ethics and conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of ethics and conduct is available in the Governance section of the Investor Relations section of our website at www.inarimedical.com. Information on or accessible through our website is not incorporated by reference in this Proxy Statement. We intend to disclose future amendments to our code of ethics and conduct, or any waivers of such code, on our website or in public filings.

ANTI-HEDGING AND ANTI-PLEDGING POLICY

The Board has approved an Insider Trading Compliance Policy for our directors and employees. Under this policy, all of our directors and employees are prohibited from engaging in short-sales, transactions in put or call options, hedging transactions or other inherently speculative transactions in Inari stock or pledging Inari stock in any circumstance, including by purchasing Inari stock on margin or holding Inari stock in a margin account. Our employees may be permitted to contribute their Inari stock to a private exchange fund for diversification purposes following review and approval by our General Counsel or Chief Financial Officer.

DIRECTOR COMPENSATION

Our directors play a critical role in guiding our strategic direction and overseeing the management of Inari. The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs. Independent Directors receive a combination of annual cash retainers and annual grants of options or restricted stock units.

In connection with our initial public offering in May 2020, we implemented a non-employee director compensation program, or the Director Compensation Program, pursuant to which non-employee directors are eligible to receive annual cash retainers and equity awards in the form of options or restricted stock units.

Cash Compensation. The following table is a summary of the annual cash retainers paid to the Independent Directors in 2020 under the Director Compensation Program; cash retainers were pro-rated to reflect service following our May 2020 initial public offering. All cash compensation payable to the directors designated by or affiliated with our stockholders, Coöperatieve Gilde Healthcare IV U.A., U.S. Venture Partners X, L.P., USVP X Affiliates, L.P., Versant Venture Capital IV, L.P. or Versant Side Fund IV, L.P. is paid to Coöperatieve Gilde Healthcare IV U.A., U.S. Venture Partners X, L.P., USVP X Affiliates, L.P., Versant Venture Capital IV, L.P. or Versant Side Fund IV, L.P., as applicable.

Position	Annual Cash Retainer
Board Member	$40,000
Committee Chair
Audit	$16,000
Compensation	$13,500
Nominating and Corporate Governance	$8,300
Committee Member
Audit	$8,000
Compensation	$6,000
Nominating and Corporate Governance	$4,300
Board Chair	$35,000

Equity Compensation. Our non-employee directors are also eligible to receive the following equity compensation:

Initial Grant: Each non-employee director who is initially elected or appointed to serve on the Board automatically shall be granted a restricted stock unit award (“RSU”) with a value of approximately $170,000 on the date on which such director is appointed or elected to serve on the Board, and shall vest in substantially equal installments on each of the first, second and third anniversary of the applicable grant date, subject to such director’s continued service through the applicable vesting date.

Annual Grant: A non-employee director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders each calendar year beginning with calendar year 2021 shall be granted, on such annual meeting date, RSUs with a grant date value of approximately $135,000, which shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting following the grant date, subject to continued service through the applicable vesting date.

Each such award will vest in full upon a change in control of our company (as defined in the 2020 Plan).

Each of our non-employee directors has received an equity award with an approximate grant value of $170,000. Each of Mses. Lucchese and Szyman received such award in the form of stock options in November 2019 when each joined the Board, and each of Messrs. Milder, Nielsen and Pardo and Dr. Root received such award in the form of RSUs in May 2020 in connection with our initial public offering, with the number of RSUs awarded based on the intended grant value of $170,000 divided by our initial offering price of $19.00 per share.

Compensation under our Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2020 Plan.

2020 Director Compensation Table

The following table sets forth information for the year ended December 31, 2020, regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our Board of Directors during 2020. Mr. Hoffman, who served as our President and Chief Executive Officer during the year ended

December 31, 2020, and continues to serve in that capacity, does not receive additional compensation for his service as a director, and therefore is not included in the Director Compensation table below. All compensation paid to Mr. Hoffman is reported below in the “Summary Compensation Table.”

Director Compensation in 2020

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Total ($)
Current Directors
Cynthia Lucchese	21,510	—	21,510
Donald Milder	28,894	403,510	432,404
Kirk Nielsen	19,370	403,510	422,880
Geoff Pardo	17,123	403,510	420,632
Jonathan Root, M.D.	20,618	403,510	424,128
Catherine Szyman	17,123	—	17,123
Former Directors
Brian Cox(3)	—	—	—
Robert Rosenbluth, Ph.D.(3)	—	—	—

(1)

Consists of 8,947 RSUs granted on May 27, 2020 (Mses. Lucchese and Szyman received their initial equity grants in the form of 49,719 stock options in November 2019 when they joined the Board of Directors, which options have an exercise price of $5.73 per share and vest over four years, 25% on the one-year anniversay of grant and monthly thereafter for three years). Amounts shown in this column do not reflect dollar amounts actually be received by the directors. Instead, these amounts reflect the aggregate grant date fair value of 8,947 RSUs computed in accordance with the provisions of FASB ASC Topic 718 (which attributed a value of $45.10 per share, the opening price of our common stock on May 27, 2020). Assumptions used in the calculation of these amounts are included in Note 13 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2020. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)

As of December 31, 2020, each of Messrs. Milder, Nielsen, and Pardo and Dr. Root held RSUs covering 8,947 shares of our common stock, and each of Mses. Lucchese and Szyman held outstanding stock options covering 49,719 shares of our common stock.

(3)

Messrs. Cox and Rosenbluth resigned from our Board immediately prior to the effectiveness of our initial public offering in May 2020 and neither they nor Inceptus Medical, LLC hold greater than 5% of our outstanding common stock. They received no compensation for their service as directors during 2020. As described below in “Certain Relationships and Related Party Transactions,” the Company paid fees paid through an amended and restated services agreement with Inceptus Medical, LLC and Messrs. Cox and Rosenbluth are stockholders, principals and co-founders of Inceptus.

PROPOSAL NO. 2: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and the Board is submitting this selection to our stockholders for ratification at the Annual Meeting. BDO has served as our independent registered public accounting firm since May 2019. Representatives of BDO plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders. They will have the opportunity to make a statement if they desire to do so.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of BDO as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain BDO. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interest of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF BDO AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees

The following is a summary of the fees and services provided by BDO to the Company for fiscal years 2020 and 2019:

	Fiscal Year Ended December 31,
Description of Services Provided by BDO	2020	2019
Audit Fees(1)	$611,707	$490,843
Audit Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
TOTAL	$611,707	$490,843

(1)

Audit fees for BDO for 2020 and 2019 were for professional services rendered for the audits of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by BDO in connection with statutory and regulatory filings or engagements. Fees for the year ended December 31, 2020, included $299,000 billed in connection with the filing of our Registration Statement on Form S-1 in connection with our initial public offering in May 2020. Fees for the year ended December 31, 2019, included $82,000 billed in connection with the filing of our Registration Statement on Form S-1 in connection with our initial public offering in May 2020.

The audit committee or the chair of the audit committee pre-approves the scope of the audit, audit-related and tax services provided by our independent registered public accounting firm, as well as all associated fees and terms, pursuant to pre-approval policies and procedures established by the audit committee. The audit committee evaluates the independent registered public accounting firm’s qualifications, performance and independence, and presents its conclusions to the full Board on at least an annual basis.

All of the services provided by BDO since our initial public offering in May 2020, and fees for such services, were pre-approved by the audit committee in accordance with these standards.

Report of the Audit Committee of the Board of Directors

The audit committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation and integrity of the consolidated financial statements and the reporting process, including establishing and monitoring the system of internal financial controls. In this context, during fiscal year 2020, the audit committee met and held discussions with management and BDO, the Company’s independent registered public accounting firm. Management has represented to the audit committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2020, were prepared in accordance with accounting principles generally accepted in the United States of America, and the audit committee has reviewed and discussed the audited financial statements of the Company with management of the Company and with BDO.

In addition, the audit committee has reviewed and discussed with BDO: (i) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), and the Securities and Exchange Commission (the “SEC”); and (ii) the written disclosures and the letter received from BDO required by applicable requirements of PCAOB regarding BDO’s communications with the Audit Committee concerning independence and the independence of BDO from the Company and its management.

Based on the review and discussion referred to above, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the Board of Directors:

Cynthia Lucchese, Chair

Geoff Pardo

Catherine Szyman

OTHER INFORMATION RELATED TO INARI, THE DIRECTORS AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of March 31, 2021 by:

•	each person whom we know to own beneficially more than 5% of our common stock;

•	each of our directors, nominees and named executive officers individually; and

•	all of our directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable, or pursuant to vesting of RSUs, within 60 days of March 31, 2021. In accordance with SEC rules, shares issuable pursuant to stock options and RSUs are deemed outstanding for computing the percentage of the person holding such equity awards but are not outstanding for computing the percentage of any other person. The percentage ownership of our common stock is based on 49,582,585 shares of our common stock issued and outstanding as of March 31, 2021.

Unless otherwise indicated, the mailing address of each of the stockholders below is c/o Inari Medical, Inc., 9 Parker, Suite 100, Irvine, CA 92618. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Greater than 5% Stockholders
Coöperatieve Gilde Healthcare IV U.A. (1)	4,491,679	9.1%
Entities affiliated with U.S. Venture Partners (2)	3,389,512	6.8%
CVF, LLC (3)	2,691,665	5.4%
Directors and Named Executive Officers
Donald Milder (4)	5,248,437	10.6%
William Hoffman(5)	1,594,709	3.2%
Cynthia Lucchese(6)	46,733	*
Kirk Nielsen(7)	49,302	*
Geoff Pardo (1)(7)	2,982	*
Jonathan Root, M.D. (2)	3,820,386	7.7%
Catherine Szyman(6)	46,733	*
Mitchell Hill(8)	180,170	*
Andrew Hykes(9)	374,975	*
Thomas Tu, M.D.(10)	135,900	*
All current executive officers and directors as a group (10 persons)(11)	11,500,327	23.2%

*	Represents less than 1% of Inari’s outstanding common stock.
(1)

Based on a Form 13D/A filed with the SEC on March 16, 2021 and information provided by the stockholder. Represents shares held by Coöperatieve Gilde Healthcare IV U.A. Gilde Healthcare IV Management BV is the manager of Gilde Healthcare and may be deemed to have voting, investment and dispositive power with respect to these securities. Geoff Pardo, a member of our Board, is a partner of Coöperatieve Gilde Healthcare IV U.A. and is not deemed to beneficially own these securities. The mailing address of Coöperatieve Gilde Healthcare IV U.A. Newtonlaan 91 – 3508 AB Utrecht, The Netherlands, c/o Gilde Healthcare Partners.

(2)

Based solely on a Form 4 filed with the SEC on March 16, 2021 and a Form 13G filed with the SEC on February 9, 2021. Consists of (i) 2,619,872 shares of common stock held of record by U.S. Venture Partners X, L.P. and (ii) 769,640 shares of common stock held of record by USVP X Affiliates, L.P. Presidio Management Group X, L.L.C., or PMG X, the general partner of each of U.S. Venture Partners X, L.P. and USVP X Affiliates, L.P. PMG X has voting and dispositive power over the shares held by each of U.S. Venture Partners X, L.P. and USVP X Affiliates, L.P. Jonathan Root, M.D., a member of our Board, Irwin Federman, Steven Krausz, Richard Lewis, Paul Matteucci, and Casey M. Tansey are the managing members of PMG X and, as a result, may be deemed to share voting and dispositive power over the shares held by each of U.S. Venture Partners X, L.P. and USVP X Affiliates, L.P. Each of the managing members of PMG X disclaims beneficial ownership of such holdings. The mailing address for each of these entities is 1460 El Camino Real, Suite 100, Menlo Park, California 94025. Dr. Root also owns directly 427,892 shares and includes 2,982 shares of common stock subject to RSUs that vest within 60 days following March 31, 2021.

(3)

Based solely off a Form 13G/A filed with the SEC on February 5, 2021. Represents shares held by CVF, LLC. Richard H. Robb is the manager of CVF, LLC. The address of CVF, LLC is 222 N. LaSalle Street, Suite 2000, Chicago, IL 60601.

(4)

Consists of 239,841 shares of common stock directly by Donald Milder and 2,982 shares of common stock subject to RSUs that vest within 60 days following March 31, 2021, and 5,005,614 shares of common stock held of record by Milder Community Property Trust DTD 11/7/91, amended and restated 11/20/98, amended 3/20/01 for the benefit of Donald B. Milder, or the Milder Community Property Trust. Donald Milder, a member of our Board, is a trustee and beneficiary of the Milder Community Property Trust. Mr. Milder is a managing director at Versant Venture Management, LLC, which is an entity affiliated with Versant Venture Capital IV, L.P., Versant Side Fund IV, L.P. and Versant Ventures IV, LLC, but does not hold voting or dispositive power over the shares of record held by such entities.

(5)	Includes 30,488 shares of common stock subject to options and 1,336 shares of common stock subject to RSUs that are exercisable or vest within 60 days following March 31, 2021.
(6)	Includes 2,072 shares of common stock subject to options that are exercisable within 60 days following March 31, 2021.
(7)	Includes 2,982 shares of common stock subject to RSUs that vest within 60 days following March 31, 2021.
(8)	Includes 17,416 shares of common stock subject to options and 668 shares of common stock subject to RSUs that are exercisable or vest within 60 days following March 31, 2021.
(9)	Includes 10,606 shares of common stock subject to options and 1,001 shares of common stock subject to RSUs that are exercisable or vest within 60 days following March 31, 2021.
(10)	Includes 12,749 shares of common stock subject to options and 668 shares of common stock subject to RSUs that are exercisable or vest within 60 days following March 31, 2021.
(11)	Includes 75,403 shares of common stock subject to options and 15,601 shares of common stock subject to RSUs that are exercisable or vest within 60 days following March 31, 2021.

Information about our Executive Officers

The following table sets forth certain information concerning our executive officers as of the date of this Proxy Statement:

Name	Age	Position
William Hoffman	53	President, Chief Executive Officer & Director
Mitchell Hill	62	Chief Financial Officer
Andrew Hykes	48	Chief Operating Officer
Thomas Tu, M.D.	48	Chief Medical Officer

There are no family relationships between any of our directors and any of our executive officers.

Mr. Hoffman’s biography can be found above with the biographies of the other members of the Board. Biographies for our other executive officers are below.

Mitchell Hill has served as our Chief Financial Officer since March 2019. From June 2018 to February 2019, Mr. Hill served as the Chief Executive Officer and as a member of the board of directors of Flow Lighting Technologies, Inc., a private company specializing in cloud-based software. From August 2017 to June 2018, Mr. Hill served as a member of the board of directors of LIVMOR, Inc., a private company focusing on digital health solutions for remote patient monitoring. From September 2015 to May 2018, Mr. Hill served as a member of the board of directors and audit committee of Ominto, Inc., a private company with global operations in the e-commerce, marketing and entertainment industries. From March 2013 to March 2015, Mr. Hill was the Executive Vice President and Chief Financial Officer of Alphaeon Corporation, a private company serving healthcare providers in the self-pay medical field. Prior to 2015, Mr. Hill served as Chief Financial Officer at a number of companies, including Cameron Health, Inc., Visiogen Inc., Insight Health Services Holdings Corp., BMS Reimbursement Management, Buy.com, Inc. and Walt Disney Imagineering and Disney Development Co. Mr. Hill received his B.S. in Business Accounting from Brigham Young University and an M.B.A. from Harvard Business School.

Andrew Hykes has served as our Chief Operating Officer since October 2020 and previously as our Chief Commercial Officer since September 2017. From November 2012 to January 2017, Mr. Hykes was the Vice President of Commercial Operations of Sequent Medical Inc., or Sequent Medical, a private company focused on catheter-based neurovascular therapies that was acquired by Terumo Corporation in July 2016. Prior to this, Mr. Hykes worked for Medtronic PLC, a public medical device company, from August 2002 to October 2012, where he held several positions including: Vice President of Marketing, Vice President of Clinical and Regulatory Affairs and Director of Investor Relations. From 1995 to 2000, Mr. Hykes worked in healthcare banking for ABN AMRO Bank. Mr. Hykes received his B.B.A. from the University of Wisconsin Madison and an M.B.A. from Harvard Business School.

Thomas Tu, M.D. has served as our Chief Medical Officer since July 2019. From June 2003 to June 2019, Dr. Tu was in clinical practice at Baptist Health Hospital in Louisville, Kentucky, where he also served as director of the cardiac catheterization laboratory. Since December 2010, Dr. Tu has served as the Chief Executive Officer and President of World Health Initiative, a non-profit organization that provides medical care and educational programs to hospitals in Vietnam and China. Dr. Tu is a fellow of the Society for Cardiovascular Angiography & Interventions and previously served as the chairs of the society’s political action committee and Emerging Leader Mentorship program. Dr. Tu completed his training in internal medicine, cardiology, interventional cardiology, peripheral interventions at Massachusetts General Hospital and Beth Israel Deaconess Medical Center in Boston, Massachusetts. Dr. Tu is board-certified in internal medicine, cardiovascular disease, and interventional cardiology. Dr. Tu received his B.A. from the University of Virginia and his M.D. from Harvard Medical School.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in the ownership with the SEC.

To the best of our knowledge and based solely on a review of the copies of such reports filed with the SEC, during the fiscal year ended December 31, 2020, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, except for a late Form 5 filing by one director relating to a gift of shares in December 2020.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2020, our named executive officers (“NEOs”) and their positions were as follows:

•	William Hoffman, our President and Chief Executive Officer;

•	Andrew Hykes, our Chief Operating Officer; and

•	Thomas Tu, M.D., our Chief Medical Officer.

As an “emerging growth company” within the meaning of the JOBS Act, we have opted to comply with the reduced executive compensation disclosure requirements available to emerging growth companies pursuant to the JOBS Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer.

Summary Compensation Table

The following table discloses compensation paid by us during fiscal years 2020 and 2019 to our NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
William Hoffman, President & Chief Executive Officer	2020 2019	495,083 400,000	633,375 400,000	— 163,410	— —	1,128,458 963,410
Andrew Hykes, Chief Operating Officer (4)	2020 2019	383,782 315,763	337,500 256,800	— 73,179	107,914 7,868	829,196 653,610
Thomas Tu, M.D., Chief Medical Officer (5)	2020	346,718	557,500	—	86,620	990,838

(1)

These figures reflect the annual bonuses earned by each executive in 2019 and 2020, which were paid in February 2020 and December 2020, respectively, as well as a one-time special bonus granted to Dr. Tu in December 2020.

(2)

Amounts shown in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair value of restricted stock units granted in the relevant year, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2020. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)

Amounts shown in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted in the relevant year, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2020. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our NEOs will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(4)

Mr. Hykes served as our Chief Commercial Officer until September 2020, when he was appointed Chief Operating Officer. In connection with such appointment, Mr. Hykes’ base salary was increased to $450,000.

(5)	Dr. Tu joined Inari in July 2019 as our Chief Medical Officer and was made an executive officer in September 2020, in connection with which his base salary was increased to $450,000.

Narrative to Summary Compensation Table

Cash Compensation

2020 Salaries

Our NEOs receive their respective base salaries to compensate them for services rendered to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. In connection with our initial public offering, the compensation committee approved the following increases to each NEO’s base salary for 2020, effective upon the closing of the initial public offering:

•	Mr. Hoffman’s annual base salary increased to $563,000;

•	Mr. Hykes’ annual base salary increased to $400,000; and

•	Dr. Tu’s annual base salary increased to $450,000.

Additionally, in connection with Mr. Hykes’ appointment as our Chief Operating Officer, the compensation committee approved an increase to Mr. Hykes’ annual base salary from $400,000 to $450,000, effective September 1, 2020. Actual salary amounts paid to each NEO are set forth in the “Salary” column of the “Summary Compensation Table” above.

2020 Bonuses

Our NEOs were eligible to earn cash bonuses based on individual and corporate objectives during the year ended December 31, 2020, as determined by our Board of Directors in its sole discretion. In connection with our initial public offering, the compensation committee approved an increase to each NEO’s annual bonus target for 2020 to 50% (or, for Mr. Hoffman, 75%) of his respective base salary, effective upon the closing of the initial public offering. Based on a review of Company performance for 2020 and each NEO’s individual performance and contributions to the Company’s success, our Board of Directors approved the payment of bonuses for each NEO at 150% of target for 2020. Actual amounts paid to each NEO ($633,375 for Mr. Hoffman and $337,500 for each of Mr. Hykes and Dr. Tu) are set forth in the “Bonus” column of the “Summary Compensation Table” above.

Additionally, in December 2020, in order to better align Dr. Tu’s total compensation with that of similarly situated executives at our publicly-traded peers, the compensation committee approved the grant of a one-time special bonus to Dr. Tu equal to $220,000.

The above-described changes to the base salaries and target bonuses of our NEOs were intended to better align target total cash compensation opportunities with those provided by our publicly-traded peers.

Equity Compensation

We use stock options and restricted stock units as the primary incentives for long-term compensation to our NEOs. Generally, stock options vest as to 25% of the total number of shares underlying the option on the one-year anniversary of the grant date or the vesting commencement date and subsequently in equal monthly installments over the ensuing thirty-six months, subject to the executive’s continued service with us on each applicable vesting date. Restricted stock units granted to our NEOs prior to the initial public offering cliff-vest on the fourth anniversary of the vesting commencement date, subject to the executive’s continued service with us on the applicable vesting date. Generally, restricted stock units granted to newly-hired executives vest as to 25% on the one-year anniversary of the grant date or the vesting commencement date and subsequently in equal quarterly installments over the ensuing thirty-six months, and annual grants of restricted stock units vest quarterly over four years, in each case subject to the executive’s continued service with us on each applicable vesting date. Additionally, certain of the restricted stock units subject to each award will accelerate and vest upon a termination of the executive’s service due to death or by the Company without cause (as defined in our 2011

Equity Incentive Plan (the “2011 Plan”)). The restricted stock units also vest in full upon a sale event (as defined in the applicable award agreement). In the event of a change in control, outstanding equity awards held by our NEOs will be treated pursuant to the terms of the governing plan.

Our NEOs currently hold restricted stock units and stock options. In January 2020, each of Mr. Hykes and Dr. Tu were granted incentive stock options covering the number of shares of common stock set forth below. The option granted to Mr. Hykes vests as to 25% of the shares underlying the award on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments for the following 36 months, subject to his continued service on the applicable vesting date. The option granted to Dr. Tu vests as to 1/48th of the shares underlying the award on each monthly anniversary of the vesting commencement date, subject to his continued service on the applicable vesting date.

Named Executive Officer	2020 Stock Options Granted
William Hoffman	—
Andrew Hykes	16,719
Thomas Tu	13,420

Other Elements of Compensation

401(k) Plan

We currently maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies. We do not make matching contributions under our 401(k) plan.

Health/Welfare Plans

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life insurance. We believe these perquisites are necessary and appropriate to provide a competitive compensation package to our NEOs.

No Tax Gross-Ups

We do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Employment Agreements for Executive Officers

In May 2020 (with respect to Messrs. Hoffman and Hykes) and September 2020 (with respect to Dr. Tu), we entered into employment agreements with each of our NEOs, the material terms of which are described below. In addition, as a condition of employment each of our NEOs has also entered into our standard confidential information and invention assignment agreement.

William Hoffman

Pursuant to his employment agreement, Mr. Hoffman serves as the President and Chief Executive Officer of the Company and reports directly to the Company’s Board of Directors. The initial term of the agreement ends on the fifth anniversary of its effective date, with an automatic one-year renewal thereafter.

Under the employment agreement, Mr. Hoffman is entitled to receive an initial annual base salary of $563,000, subject to increase at the discretion of the Company’s Board of Directors or a subcommittee thereof; in addition, he is eligible to receive an annual performance bonus targeted at 75% of his then-current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Company’s Board of Directors or a subcommittee thereof. Pursuant to the employment agreement, Mr. Hoffman is also eligible to participate in customary health, welfare and fringe benefit plans, provided by the Company to its employees.

If Mr. Hoffman’s employment is terminated by the Company without “cause,” or by Mr. Hoffman for “good reason” (each, as defined in the employment agreement, and referred to herein as a qualifying termination) then Mr. Hoffman will be entitled to receive the following severance payments and benefits: (i) an amount equal to Mr. Hoffman’s annual base salary then in effect; and (ii) continued healthcare coverage for 12 months after the termination date.

However, if either such termination of employment occurs three months prior to, on, or within 12 months following a “change in control” (as defined in our 2020 Incentive Award Plan (the “2020 Plan”)), then Mr. Hoffman instead will be entitled to receive: (i) an amount equal to two times Mr. Hoffman’s annual base salary then in effect; (ii) continued healthcare coverage for 24 months after the termination date; (iii) Mr. Hoffman’s target annual bonus, prorated based on the date of termination; and (iv) full accelerated vesting of all outstanding and unvested time-based vesting awards.

The severance payments and benefits described above are subject to Mr. Hoffman’s execution and non-revocation of a general release of claims in favor of the Company and continued compliance with customary restrictive covenants. The employment agreement also includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to Mr. Hoffman will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Mr. Hoffman.

Andrew Hykes and Thomas Tu, M.D.

The employment agreements for Mr. Hykes and Dr. Tu contain the same terms and conditions as Mr. Hoffman’s agreement, except:

•	Positions. Mr. Hykes serves as Chief Operating Officer and Dr. Tu serves as Chief Medical Officer and each reports to the Company’s Chief Executive Officer.

•

Salary and Bonus. Mr. Hykes is entitled to receive an annual base salary of $400,000 and Dr. Tu is entitled to receive an annual base salary of $450,000 and both are eligible to receive an annual performance bonus targeted at 50% of the executive’s then-current annual base salary.

•

Severance. If the executive experiences a qualifying termination of employment, his severance will be: (i) an amount equal to 0.75 times his annual base salary then in effect; and (ii) continued healthcare coverage for nine months after the termination date. However, if such termination of employment occurs three months prior to, on, or within 12 months following a “change in control” (as defined in the 2020 Plan), the executive instead will be entitled to receive the following severance payments and benefits: (i) an amount equal to 1.5 times his annual base salary then in effect; (ii) continued healthcare coverage for 18 months after the termination date; (iii) the executive’s target annual bonus, prorated based on the date of termination; and (iv) full accelerated vesting of all outstanding and unvested time-based vesting awards.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for the executive officers named in the Summary Compensation Table as of the end of our fiscal year ended December 31, 2020.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR END

		Option Awards					Stock Awards
Name	Grant Date	Numbers of Securities Underlying Unexercised Options (#) Exercisable	Numbers of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Numbers of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
William Hoffman	02/09/2017	—	—		—	—	4,100	(3)	357,889
	12/22/2017	27,639	9,206	(2)	0.31	12/22/2027	—		—
	05/03/2018	219,119	99,597	(3)	0.43	05/03/2028	—		—
	12/13/2018	188,092	188,088	(3)	0.43	12/13/2028	—		—
	03/12/2019	—	—		—	—	961,350	(4)	83,916,242
Andrew Hykes	09/26/2017	—	—		—	—	36,164	(3)	3,156,581
	09/26/2017	—	—		—	—	20,342	(3)	1,775,479
	05/03/2018	152,010	69,090	(3)	0.43	05/03/2028	—		—
	03/12/2019	8,019	8,700	(5)	0.46	03/12/2029	—		—
	03/12/2019	—	—		—	—	430,517	(4)	37,579,829
	01/17/2020	3,839	12,880	(3)	6.45	01/17/2030	—		—
	04/23/2019	98,626	188,958	(5)	0.46	04/23/2029	—		—
Thomas Tu, M.D.	08/13/2019	—	—		—	—	292,584	(4)	25,539,657
	01/17/2020	3,078	10,342	(5)	6.45	01/17/2030	—		—

(1)

The market value of shares of restricted stock and RSUs that have not vested is calculated by multiplying the fair market value of a share of our common stock on December 31, 2020 ($87.29) by the number of unvested shares of restricted stock or RSUs, as applicable, outstanding under the award.

(2)

25% of the shares underlying the award will vest on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments on the last day of each month for the following 36 months, subject to continued service on the applicable vesting date.

(3)

25% of the shares underlying the award will vest on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments for the following 36 months, subject to continued service on the applicable vesting date.

(4)

100% of the RSUs will vest upon the fourth anniversary of the vesting commencement date, subject to continued service on the applicable vesting date. Additionally, the RSUs subject to each award will accelerate and vest upon a termination of the executive’s service due to death or by the Company without cause (as defined in the 2011 Plan). The RSUs shall also vest in full upon a sale event (as defined in the applicable award agreement).

(5)	1/48th of the shares underlying the award will vest on each monthly anniversary of the vesting commencement date, subject to continued service on the applicable vesting date.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans as of December 31, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants, and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by stockholders	6,526,675	(1)	1.36	(2)	4,531,769	(3)
Equity compensation plans not approved by stockholders	—		—		—

Total	6,526,675	(1)	1.36	(2)	4,531,769	(3)

(1)

Amount includes shares of common stock issuable under our 2011 Plan and our 2020 Plan pursuant to 3,436,785 stock options and 3,089,890 RSUs but does not include any shares of common stock issuable under our Employee Stock Purchase Plan (“ESPP”). We issue shares under our ESPP once every six months based on employee elections in the preceding six months. Pursuant to the terms of our ESPP, the number of shares to be issued and the price per share is not determined until immediately before the issuance of such shares.

(2)	Excludes RSUs, which have no exercise price.
(3)

Includes shares available for future issuance under our 2020 Plan (3,540,899 shares) and our ESPP (990,870 shares). The number of shares available for issuance under our 2020 Plan increases automatically on the first day of each calendar year of the Company beginning January 1, 2021 and ending on and including January 1, 2030, in an amount equal to the lesser of (i) 3% of the aggregate number of outstanding shares of our common stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board. The number of shares available for issuance under our ESPP increases automatically on January 1 of each calendar year of the Company beginning in 2021 and ending in 2030, in an amount equal to the lesser of (i) 1% of the aggregate number of outstanding shares of our common stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board. With respect to the ESPP, the maximum number of shares subject to purchase during the purchase period in effect on December 31, 2020 was 116,620.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy, but are reviewed on a regular basis by the audit committee.

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year or currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeds $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Agreements with Inceptus

Robert Rosenbluth and Brian Cox, each of which were members of our Board and stockholders of the Company in 2020 (but no longer serve as our directors) are stockholders of Inceptus Medical, Inc. (“Inceptus”).

Licensed Patents. Beginning in September 2011, the Company engaged Inceptus to develop the technology that has led to certain components used in the Company’s products, the FlowTriever and the ClotTriever systems. In October 2014, the Company, through a license agreement with Inceptus, obtained an exclusive, perpetual, fully paid-up irrevocable, worldwide license to the patents, patent applications and technology, including the right to grant and authorize sublicenses, to make, have made, use, sell, offer for sale, import and otherwise exploit products in connection with the licensed technology. The licensed technology is any and all technology involving a high wire count braid, excluding the tubular braiding subject to the sublicense agreement described below.

Included in prepaid expenses and other current assets was a non-interest-bearing retainer paid by the Company to Inceptus. The retainer was applied to amounts owed by the Company to Inceptus at a time mutually agreed to by both parties. For the year ended December 31, 2020, the Company incurred and paid development expenses with Inceptus of $21,000, which were included in research and development expense.

Sublicense Agreement. In August 2019, the Company entered into a sublicense agreement with Inceptus, pursuant to which Inceptus granted to the Company a non-transferable, worldwide, exclusive sublicense to its licensed intellectual property rights related to the tubular braiding for the non-surgical removal of clots and treatment of embolism and thrombosis in human vasculature other than carotid arteries, coronary vasculature and cerebral vasculature; such rights were originally granted to Inceptus pursuant to an intellectual property license agreement with Drexel University, or Drexel License, under which Drexel retained certain rights to use, and to permit other non-commercial entities to use, the sublicensed intellectual property for educational and non-commercial research purposes. The Company is obligated to comply with, and to avoid acts or omissions that would reasonably be likely to cause a breach of the Drexel License. The sublicense agreement will continue until the expiration of the sublicensed patent, unless terminated earlier pursuant to the terms of the agreement. The Company may terminate the sublicense agreement at any time by providing prior written notice.

During the year ended December 31, 2020, the Company paid Inceptus $95,000 in administration fees.

Additionally, the Company is obligated to pay Inceptus an ongoing royalty ranging from 1% to 1.5% of the net sales of products utilizing the licensed intellectual property, subject to a minimum royalty quarterly fee of $1,000. For the year ended December 31, 2020, the Company recorded royalty expense of $488,000.

Recruiting Services

The Company utilizes MRI The Hoffman Group (“MRI”), a recruiting services company owned by the brother of William Hoffman, our Chief Executive Officer and President and member of our Board. The Company paid for recruiting services provided by MRI amounting to $427,000 for the year ended December 31, 2020.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with each of our directors and executive officers and have purchased directors’ and officers’ liability insurance.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notice or other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other proxy materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

A Notice or proxy materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent with your broker. Upon written request to Secretary, Inari Medical, Inc., 9 Parker, Suite 100, Irvine, CA 92618, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, please contact your broker if you are a beneficial holder through a broker, or, if you are a registered holder, contact our transfer agent, American Stock Transfer.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

The contents of this Proxy Statement and the sending thereof to the stockholders have been authorized by the Board.

By Order of the Board of Directors

Angela Ahmad

General Counsel and Secretary

April 16, 2021

A copy of our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on March 9, 2021, is available without charge upon written request to Investor Relations, Inari Medical, Inc., 9 Parker, Suite 100, Irvine, CA 92618 or by accessing a copy on Inari’s website at www.inarimedical.com in the Investors section under “Financials.” Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: Inari Medical, Inc. Annual Meeting of Stockholders For Stockholders as of record on March 31, 2021 TIME: Thursday, May 27, 2021 08:00 AM, Pacific Time PLACE: Annual Meeting to be held live via the Internet—please visit www.proxydocs.com/NARI for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Angela Ahmad and Mitchell Hill, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Inari Medical, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. If you hold shares in any Employee Stock Purchase Plan, or 401(k) savings plan of the Company (the “Plans”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in any of the Plans. Shares in each of the Plans for which voting instructions are not received by 11:59 P.M., Eastern Time, May 24, 2021, or if no choice is specified, will be voted by an independent fiduciary. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/NARI • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-250-6202 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided You must pre-register at www.proxydocs.com/NARI by May 26, 2021 5:00 PM ET to attend the meeting online. CONTROL NUMBER

Inari Medical, Inc. Annual Meeting of Stockholders Please make your marks like this: X Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2. PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. To elect the three nominees for Class I director to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified. FOR WITHHOLD 1.01 William Hoffman #P2# #P2# FOR 1.02 Donald Milder #P3# #P3# FOR 1.03 Geoff Pardo #P4# #P4# FOR FOR AGAINST ABSTAIN 2. To ratify the selection of BDO USA, LLP as the independent registered public accounting firm for Inari Medical, Inc. for the fiscal year ending December 31, 2021. #P5# #P5# #P5# FOR 3. To conduct any other business properly brought before the Annual Meeting. You must pre-register at www.proxydocs.com/NARI by May 26, 2021 5:00 PM ET to attend the meeting online. Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page—VIFL Date Signature (if held jointly) Date